Exhibit 10.1
Execution Version
SIXTH AMENDMENT TO CREDIT AGREEMENT
     THIS SIXTH AMENDMENT TO CREDIT AGREEMENT dated as of December 17, 2010 (this “Amendment”) by and among CRAWFORD & COMPANY, a Georgia corporation (“Crawford”), and CRAWFORD & COMPANY INTERNATIONAL, INC., a Georgia corporation (“International”; International and Crawford are collectively referred to herein as the “Borrowers”, and each individually as a “Borrower”), the Lenders which have delivered signature pages in accordance herewith (the “Consenting Lenders”) and SUNTRUST BANK, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
     WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of October 31, 2006 (as amended from time to time and in effect on the date hereof, the “Credit Agreement”);
     WHEREAS, the Borrowers have requested an aggregate borrowing of $50,000,000 of Additional Term Loans; and
     WHEREAS, the Borrowers, the Consenting Lenders, the Lenders agreeing to fund Additional Term Loans pursuant to the terms and conditions hereof (collectively, the “Funding Lenders”) and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
     Section 1. Additional Term Loans. Each Funding Lender committed to an Additional Term Loan as set forth in Schedule I hereto severally agrees (i) that it shall be considered a Lender for all purposes under the Loan Documents and agrees to be bound by the terms thereof and (ii) to make its pro rata portion of the Additional Term Loans to the Borrowers based on the aggregate amount set forth in the Notice of Borrowing for Additional Term Loans attached hereto as Exhibit A and delivered to the Administrative Agent. The terms and provisions of the Additional Term Loans shall, except as set forth below, be identical to the Term Loans made on the Closing Date (the “Existing Term Loans”). The aggregate amount of the Additional Term Loans made under this Amendment shall not exceed $50,000,000. After giving effect to the Additional Term Loans to be made pursuant to this Amendment and the repayments and prepayments prior to the date hereof of the Existing Term Loans, the schedule of repayments under Section 2.10(d) of the Credit Agreement (including both Existing Term Loans and Additional Term Loans) shall be as follows (without giving effect to any further prepayments after the date hereof):

12/31/2010	$650,000
3/31/2011	$650,000
6/30/2011	$650,000
9/30/2011	$650,000
12/31/2011	$650,000
3/31/2012	$650,000
6/30/2012	$650,000
9/30/2012	$650,000
12/31/2012	$650,000
3/31/2013	$650,000
6/30/2013	$650,000
9/30/2013	$650,000
Term Loan Maturity Date	$215,425,000
     Section 2. Amendments to Credit Agreement. Subject to satisfaction of the conditions set forth in Section 3 below, the parties hereto agree that the Credit Agreement is amended as follows:
     (a) The Credit Agreement is hereby amended by adding the following new defined terms to Section 1.1 thereof in appropriate alphabetic order:
     “‘Foreign Currency LC Sublimit’ shall mean $25,000,000.”
     “‘Foreign Currency Letter of Credit’ shall mean any Letter of Credit issued in a Foreign Currency by the Issuing Bank for the account of the Borrowers pursuant to Section 2.25.”
     “‘Sixth Amendment’ shall mean that certain Sixth Amendment to Credit Agreement dated as of December 17, 2010 among the Borrowers, the Lenders party thereto and the Administrative Agent.”
     “‘Unrestricted Cash’ shall mean, on any date of determination, all money, currency or credit balances owned by a Person in any demand or deposit account on the date of determination; provided, however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of such Person; provided, that the foregoing amounts shall (i) be included only to the extent such amounts are not subject to any Lien or other restriction or encumbrance of any kind (other than (x) Liens in favor of the Administrative Agent and the Lenders under the Security Documents and (y) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and customary liens or rights of set-off in favor of deposit banks contained in agreements governing such demand or deposit accounts; provided, that this clause (y) shall apply only for so long as such liens and rights are not being enforced or otherwise exercised) and (ii) exclude any amounts held by such Person in escrow, trust or other fiduciary capacity for or on behalf of a client of such Person or any Affiliate of such Person.”
     (b) Section 1.1 of the Credit Agreement is hereby further amended by deleting the defined terms “Consolidated EBITDA”, “Currency Calculation Date”, “Issuing Bank”, “LC

Commitment”, “LC Exposure” and “Total Acquisition Consideration” in their entireties and substituting in lieu thereof the following:
     “Consolidated EBITDA” shall mean, for the Consolidated Parties for any period, an amount equal to the sum of: (a) Consolidated Net Income for such period plus (b) without duplication and only to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock based compensation expense, (v) all other non-cash charges satisfactory to the Administrative Agent in its reasonable discretion (including (1) non-cash charges for such period taken for the impairment of goodwill in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” issued by the Financial Accounting Standards Board, but excluding (2) any non-cash charge that will result in a cash charge in a future period), (vi) all fees and expenses actually paid in connection with the Fifth Amendment in an aggregate amount not to exceed $4,000,000; (vii) and all reasonable and documented fees and expenses actually paid in connection with the Sixth Amendment; provided that the “Consolidated EBITDA” of the Target for (x) each of the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 shall be deemed to be $4,226,000; (y) the month of October, 2006, shall be deemed to be $1,408,666; and (z) the months of November and December, 2006, shall be, without duplication, the actual Consolidated EBITDA of the Target and its Subsidiaries for such months.
     “‘Currency Calculation Date’ means (a) each date of delivery of a Notice of Revolving Borrowing in accordance with Section 2.3, (b) each date of delivery of a request for a Letter of Credit in accordance with Section 2.25(b), (c) the date of any required conversion of LIBO Rate Loans pursuant to Section 2.8(c) and (d) each other date on which the Administrative Agent shall, in its discretion, calculate the Dollar Equivalent of a Revolving Loan denominated in a Foreign Currency or the Dollar Equivalent of a Foreign Currency Letter of Credit, other than on a Currency Calculation Date as set forth in clause (a) of this definition.”
     “‘Issuing Bank’ shall mean SunTrust Bank or any other Lender approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and the Borrowers, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.25, and each reference in this Agreement and the other Loan Documents to the “Issuing Bank” shall be deemed to refer to each such Person; provided, that any reference to the “Issuing Bank” in relation to a specific Letter of Credit shall be deemed to refer to the issuer of that specific Letter of Credit.”
     “‘LC Commitment’ shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate stated amount not to exceed the Dollar Equivalent of the lesser of (x) $50,000,000 and (y) the aggregate amount of Revolving

Commitments held by Revolving Credit Lenders; provided, however, that the LC Commitment shall (a) be automatically reduced on a percentage basis equal to the percentage by which the Aggregate Revolving Commitments have been permanently reduced (except as may be reduced on Existing Revolving Credit Termination Date) from time to time in accordance with this Agreement and (b) be automatically increased on a percentage basis equal to the percentage by which the Aggregate Revolving Commitments have been increased from time to time in accordance with this Agreement.”
     “‘LC Exposure’ shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit denominated in Dollars at such time, plus (ii) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Foreign Currency Letters of Credit, plus (iii) the aggregate amount of all LC Disbursements (including the Dollar Equivalent of any LC Disbursements with respect to Foreign Currency Letters of Credit) that have not been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Credit Lender shall be its Pro Rata Share of the total LC Exposure at such time.”
     “‘Total Acquisition Consideration’ shall mean, for any Acquisition, the sum of the following without duplication: (i) the amount of any cash and fair market value of other property given as consideration, including the deferred payment of any such amounts (other than Earnout Obligations), (ii) the amount (determined by using the outstanding amount or the amount payable at maturity, whichever is greater) of any obligations for money borrowed incurred, assumed or acquired by either Borrower or any Subsidiary in connection with such Acquisition, (iii) all amounts paid in respect of covenants not to compete and consulting agreements that should be recorded on the financial statements of Crawford and its Subsidiaries in accordance with GAAP, and (iv) the aggregate fair market value of all other consideration given by either Borrower or any Subsidiary (including any Equity Interest of either Borrower or any Subsidiary) in connection with such Acquisition; provided, that, if any Person acquired in connection with an Acquisition permitted hereunder holds cash immediately prior to such Acquisition that will be Unrestricted Cash immediately after giving effect to such Acquisition, the amount of such Unrestricted Cash will be excluded for purposes of determining Total Acquisition Consideration to the extent, and only to the extent, that the Borrowers demonstrate to the Administrative Agent that such Unrestricted Cash will be owned and held by the Person being acquired immediately after the Acquisition is consummated.”
     (c) Subsections (a), (b), (c), (d), (e), (f), (g) and (h) of Section 2.6 of the Credit Agreement are hereby amended by deleting such subsections in their entireties and substituting in lieu thereof the following:
     “(a) The Borrowers may request Borrowings of Revolving Loans or the issuance of Letters of Credit in any Foreign Currency; provided, however, that the sum of (i) the aggregate outstanding principal amount of Revolving Loans made in Foreign Currencies plus (ii) the aggregate outstanding stated amount of all Foreign Currency Letters of Credit shall not exceed at any time the Foreign Currency Sublimit. Each Revolving Credit Lender’s Pro Rata Share of each Revolving Loan made in a Foreign Currency shall be determined by reference to its Dollar Equivalent on the date each such Revolving Loan is made. As to any Revolving Loan made in a Foreign Currency, each Revolving Credit Lender may elect to fulfill its commitment to make such Revolving Loan by causing an Alternate Lending Office to make such Revolving Loan; provided, however, that no such election shall be made if as a result thereof either Borrower would be required to pay United States withholding taxes or any additional amounts. Notwithstanding anything herein to the contrary, all Base Rate Loans and all Swingline Loans shall be funded only in Dollars. LIBO Rate Loans may be funded in either Dollars or in a Foreign Currency, in either case, as requested by the Borrowers pursuant to Section 2.3.
     (b) If, after the Closing Date, any Change in Law shall make it unlawful or impossible for Revolving Credit Lenders to make or maintain or fund Revolving Loans in the applicable Foreign Currency or for the Issuing Bank to issue Foreign Currency Letters of Credit in the applicable Foreign Currency, the Administrative Agent shall notify Borrowers. Upon receipt of such notice, (x) the applicable LIBO Rate Loan made in a Foreign Currency shall be repaid by the Borrowers and/or converted to an available Foreign Currency or Dollars on either: (i) the last day of the then current Interest Period for the affected LIBO Rate Loan, if Revolving Credit Lenders may lawfully continue to maintain a Revolving Loan at such Foreign Currency to such day, or (ii) immediately, if Revolving Credit Lenders may not lawfully continue to so maintain such LIBO Rate Loan, and (y) no additional LIBO Rate Loans may made in such Foreign Currency and no additional Foreign Currency Letters of Credit may be issued in such Foreign Currency until such time as a change in law makes it lawful and possible for the Revolving Credit Lenders to make or maintain or fund Revolving Loans in the applicable Foreign Currency or for the Issuing Bank to issue Foreign Currency Letters of Credit in the applicable Foreign Currency, as applicable.
     (c) All payments of Obligations under this Agreement, the Notes or any other Loan Document shall be made in Dollars, except for LIBO Rate Revolving Loans or LC Disbursements funded in a Foreign Currency, which shall be repaid, including interest thereon, in the applicable Foreign Currency. If any payment of any Obligation shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the current market rate for the purchase of the currency required hereunder with the currency in which such Obligation was paid, as quoted by the Administrative Agent in accordance with the methods customarily used by the Administrative Agent for such purposes as the time of such determination. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrowers will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Borrowers such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the rate of exchange described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from the Borrowers under this Section 2.6(c) shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due. For the avoidance of doubt, the parties affirm and agree that neither the fixation of the conversion rate of any Foreign Currency against the Euro as a single currency, in accordance with the Treaty on European Union, nor the conversion of the Obligations under this Agreement from any Foreign Currency into Euros will be a reason for early termination or revision of this Agreement or repayment of any amount due under this Agreement or create any liability of any party towards any other party for any direct or consequential loss arising from any of these events. Subject to Section 1.5, as of the date that any Foreign Currency is no longer the lawful currency of its respective country, all funding and payment Obligations to be made in such affected currency under this Agreement shall be satisfied in Euros.
     (d) If either Borrower shall wind up, liquidate, dissolve or become a debtor in bankruptcy while there remains outstanding: (i) any amounts owing to the Lenders or the Issuing Bank hereunder or under the other Loan Documents, (ii) any damages owing to the Lenders or the Issuing Bank in respect of a breach of any of the terms hereof, or (iii) any judgment or order rendered in respect of such amounts or damages, the Borrowers shall indemnify and hold the Revolving Credit Lenders and the Issuing Bank harmless against any deficiency with respect to the applicable Foreign Currency in the amounts received by the Revolving Credit Lenders or the Issuing Bank arising or resulting from any variation as between: (i) the rate of exchange at which the applicable Foreign Currency is converted into another currency (the “Liquidation Currency”) for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in the applicable Foreign Currency due or contingently due hereunder or under the Notes or under any judgment or order to which the relevant Obligations hereunder or under the Notes shall have been merged and (ii) the rate of exchange at which Administrative Agent or the Issuing Bank could, in accordance with normal banking procedures, be able to purchase the applicable Foreign Currency with the Liquidation Currency at the earlier of (A) the date of payment of such amounts or damages and (B) the final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy. As used in the preceding sentence, the “final date” or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy shall be the date fixed by the liquidator under the applicable law as being the last practicable date as of which the liabilities of the applicable Borrower may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate person in respect thereof.
     (e) The Borrowers agree to indemnify the Administrative Agent, the Issuing Bank and the Revolving Credit Lenders against any loss or expense which the Administrative Agent, the Issuing Bank or such Lenders may sustain or incur in liquidating or employing deposits from third parties acquired to effect, fund or maintain any Revolving Loan made in a Foreign Currency or any part thereof or issue any Foreign Currency Letter of Credit as a consequence of (i) the Borrowers’ failure to make a payment on other than the due date of such Revolving Loan, (ii) the Borrowers’ failure to borrow under, convert to or renew under the applicable Foreign Currency on a binding effective date of such borrowing, conversion or renewal or (iii) the Borrowers’ failure to pay any reimbursement obligations when due in respect any Foreign Currency Letter of Credit. The Administrative Agent’s determination of an amount payable under this paragraph (e) shall, in the absence of error, be conclusive and shall be payable on demand.
     (f) The Administrative Agent may from time to time in its discretion calculate the Dollar Equivalent of (x) any Revolving Loan denominated in a Foreign Currency or (y) the stated amount any outstanding Foreign Currency Letter of Credit. In the event that the sum of the aggregate Dollar Equivalent of (x) the aggregate outstanding principal amount of all Revolving Loans denominated in a Foreign Currency plus (y) the aggregate stated amount of all outstanding Foreign Currency Letters of Credit, at any time exceeds the Foreign Currency Sublimit, the Administrative Agent shall promptly give notice of such fact to the Borrowers and the Revolving Credit Lenders, and the Borrowers shall be required to make a payment to the Administrative Agent to reduce the outstanding principal amount of the outstanding Revolving Loans denominated in a Foreign Currency so that the Dollar Equivalent thereof equals not more than the Foreign Currency Sublimit. If (x) after prepaying all outstanding Revolving Loans denominated in a Foreign Currency in accordance with the preceding sentence, the Dollar Equivalent of the aggregate undrawn amount of all outstanding Foreign Currency Letters of Credit exceeds the Foreign Currency Sublimit, or (y) at any time the Dollar Equivalent of the stated amount of all outstanding Foreign Currency Letters of Credit exceeds the Foreign Currency LC Sublimit, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess described in the immediately preceding clauses (x) or (y), which such account shall be held by the Administrative Agent in accordance with Section 2.25(h). Such payment or the deposit of such cash collateral shall be made within two (2) Business Days following the date of receipt of such notice given by the Administrative Agent. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Revolving Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.21.
     (g) With respect to the payment of any amount denominated in the Euro or in a National Currency Unit, neither the Issuing Bank nor the Lenders shall be liable to the Borrowers in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Issuing Bank or a Revolving Credit Lender if the Issuing Bank or such Revolving Credit Lender, as applicable, has made reasonable efforts to effect all relevant steps to achieve, on the date required by this Agreement (or, in the case of the Issuing Bank, the applicable Foreign Currency Letter of Credit), the payment of such amount in immediately available, freely transferable, cleared funds (in the Euros or, as the case may be, in a National Currency Unit) to the account with the bank in the principal financial center in the Participating Member State which the Borrowers shall have specified for such purpose. In this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as such Revolving Credit Lender may from time to time select for the purpose of clearing or settling payment of the Euro.
     (h) Without limiting the other provisions herein, the Revolving Credit Lenders shall be under no obligation to make Revolving Loans in a requested Foreign Currency, and the Issuing Bank shall be under no obligation to issue a Foreign Currency Letter of Credit, if the Administrative Agent has received notice from the Majority Revolving Credit Lenders by 12:30 p.m. two Business Days prior to the date of a requested Revolving Borrowing or a requested issuance of a Foreign Currency Letter of Credit, in either case to be denominated in a Foreign Currency that deposits in the relevant Foreign Currency (in the applicable amounts) are not being offered to such Lenders in the interbank eurocurrency market for the requested Interest Period or, with respect to Foreign Currency Letters of Credit, an Interest Period for one (1) month, in which event the Administrative Agent will give notice to the Borrowers, no later than 1:30 p.m. on the second Business Day prior to the requested date of such Borrowing or the requested date of the issuance of such Foreign Currency Letter of Credit that the Borrowing, or the issuance of a Foreign Currency Letter of Credit, in either case in the requested Foreign Currency is not then available, and notice thereof will also be given promptly by the Administrative Agent to the Revolving Credit Lenders. If the Administrative Agent shall have notified the Borrowers that any requested Revolving Loan to be denominated in a Foreign Currency, or any Foreign Currency Letter of Credit denominated in such Foreign Currency, is not then available, the Notice of Borrowing relating to such requested Revolving Loan, or the request for the issuance of such Foreign Currency Letter of Credit, as applicable, shall be deemed to be withdrawn, the Borrowing or issuance requested therein shall not occur and the Administrative Agent will promptly so notify each Revolving Credit Lender and, if applicable, the Issuing Bank.”
     (d) Section 2.13(b)(ii) of the Credit Agreement is hereby amended by deleting such clause (b)(ii) in its entirety and substituting in lieu thereof the following:
     “(ii) Foreign Currency Overadvance. The Borrowers shall be required to make mandatory prepayments of Borrowings or cash collateralize outstanding Foreign Currency Letter of Credits, in each case pursuant to and in accordance with Section 2.6(f) and Section 2.10(c), as applicable. Any such prepayment shall be applied (A) to such Revolving Loans as designated by the Borrowers and, in the event the Borrowers fail to designate such Revolving Loans, to such Revolving Loans with the earliest maturity dates, based upon the remaining terms of their respective Interest Periods, in any case, to the Revolving Credit Lenders in accordance with their Pro Rata Share of such payment or (B) to cash collateralize outstanding Foreign Currency Letters of Credits, as applicable; provided, that the Borrowers shall also pay all amounts required pursuant to Section 2.20.”
     (e) Subsections (a), (b), (e), (f) and (h) of Section 2.25 of the Credit Agreement are hereby amended by deleting such subsections in their entireties and substituting in lieu thereof the following:
     “(a) (i) During the Revolving Credit Availability Period, the Issuing Bank, in reliance upon the agreements of the other Revolving Credit Lenders pursuant to Section 2.25(e), agrees to issue, at the request of the Borrowers, Letters of Credit for the account of the Borrowers on the terms and conditions hereinafter set forth; provided, that (A) each Letter of Credit shall be a standby letter of credit which shall expire on the earlier of (x) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is five (5) Business Days prior to the Revolving Credit Termination Date; (B) each Letter of Credit shall be in a minimum stated amount of at least $100,000 (or, in the case of any Foreign Currency Letters of Credit, in a minimum stated amount of such Foreign Currency with a comparable Dollar Equivalent of at least $100,000, rounded upwards to the nearest 100,000 unit multiple in such Foreign Currency), or in a minimum stated amount as agreed upon by the Borrowers and the Issuing Bank; and (C) the Borrowers may not request any Letter of Credit or increase in the stated amount of any Letter of Credit, if (w) after giving effect to such issuance or increase, the aggregate LC Exposure would exceed the LC Commitment, (x) after giving effect to such issuance or increase, the Dollar Equivalent of the aggregate stated amount of all outstanding Foreign Currency Letters of Credit would exceed the Foreign Currency LC Sublimit, (y) the issuance or increase of such Letter of Credit would violate any legal or regulatory restriction then applicable to the Issuing Bank or any Revolving Credit Lender as

notified by the Issuing Bank or such Lender to the Administrative Agent before the date of issuance of such Letter of Credit or (z) after giving effect to such issuance or increase, the aggregate amount of the Revolving Credit Exposure of all Revolving Credit Lenders would exceed the Aggregate Revolving Commitments. Upon the issuance of each Letter of Credit or an increase in the stated amount thereof, and without further action, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Revolving Credit Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Credit Lender by an amount equal to the amount of such participation. Each Letter of Credit shall be denominated in Dollars or in a Foreign Currency.
     (ii) Each of the parties hereto: (A) acknowledges that, prior to the Closing Date, the Issuing Bank issued the Existing Letters of Credit for the account of the Borrowers and (B) agrees that the Existing Letters of Credit shall, for all purposes (including the Borrowers’ reimbursement obligations therefor, the reimbursement obligations of each Lender owing to the Issuing Bank pursuant to Section 2.25(f) and all fees payable in respect of Letters of Credit) be deemed to constitute a Letter of Credit issued by the Issuing Bank pursuant to this Agreement for the account of the Borrowers. The Existing Letters of Credit shall be deemed to be issued on and as of the Closing Date and the LC Commitment shall be deemed to have automatically been reduced on the Closing Date in an amount equal to the aggregate stated amount of the Existing Letters of Credit. The Issuing Bank shall, upon the request of any Lender, deliver copies of any information concerning the Existing Letters of Credit as any such Lender may reasonably request. All of the parties hereto agree that in the event there is any inconsistency between the terms of the letter of credit agreement or application or reimbursement agreement with respect to an Existing Letter of Credit and this Agreement including, without limitation, terms relating to the timing of reimbursement, fees, standards of conduct and other matters, the terms of this Agreement shall control.
     (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, whether such Letter of Credit is to be denominated in Dollars or a Foreign Currency (and if the latter, the applicable Foreign Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such

Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
     (e) Unless the Borrowers shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which a Letter of Credit drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrowers shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Credit Lenders to make a Base Rate Borrowing (in the case of a Letter of Credit denominated in Dollars) or a LIBO Rate Borrowing with a rate of interest that would then be applicable hereunder for a LIBO Rate Loan having an Interest Period of one month (in the case of a Foreign Currency Letter of Credit), in each case on the date on which such drawing is honored in an exact amount due to the Issuing Bank plus, to the extent LIBO Rate Borrowings are not available at such time in the same Foreign Currency as the Foreign Currency of the applicable Foreign Currency Letter of Credit, any out-of-pocket transaction costs incurred by the Issuing Bank to convert any LC Disbursement funded in a Foreign Currency into Dollars; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Revolving Credit Lenders of such Borrowing in accordance with Section 2.3, and each Revolving Credit Lender shall make the proceeds of its Base Rate Loan or LIBO Rate Loan in the applicable Foreign Currency, as applicable, included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7(a). The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
     (f) If for any reason a Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing Section 2.25(e), then each Revolving Credit Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Borrowing should have occurred. Each Revolving Credit Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise)

of either Borrower or any Subsidiary, (iv) any breach of this Agreement by either Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Credit Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Revolving Credit Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Revolving Credit Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Revolving Credit Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
     (h) If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Revolving Credit Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest or fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to either Borrower described in Section 8.1(g) or Section 8.1(h). Such deposit shall be held by the Administrative Agent as collateral in an interest bearing account (which account shall be chosen in the sole discretion of the Administrative Agent and at the Borrowers’ risk and expense) for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest and profits on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or as a result of Section 2.6(f), such amount (to the extent not so applied as set forth in this paragraph or as set forth in Section 2.13(b)(ii), as applicable) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived or after the circumstances which gave rise to the requirement for the Borrowers to provide such cash collateral under Section 2.6(f) have ceased to exist, as applicable.”
     (f) Section 2.28(a) of the Credit Agreement is hereby amended by deleting such clause (a) in its entirety and substituting in lieu thereof the following:
     (a) So long as no Default or Event of Default has occurred and is continuing, from time to time, the Borrowers may propose to increase the Aggregate Revolving Commitments (the amount of any such increase, the “Additional Revolving Commitment Amount”) and/or propose to incur additional Term Loans (the “Additional Term Loans”), provided, however, that (i) the amount of all Additional Revolving Commitment Amounts and all Additional Term Loans increased or made, as applicable, pursuant to this Section shall not exceed $50,000,000 in the aggregate; (ii) each Additional Revolving Commitment Amount and each Additional Term Loan shall be in a principal amount of not less than $5,000,000 or a larger multiple of $1,000,000 and (iii) any proposal to increase the Aggregate Revolving Commitments shall only include Revolving Commitments that mature on the Revolving Credit Termination Date. Each existing Lender shall have the right for a period of 10 days following receipt of notice from the Administrative Agent of any such proposed increase or incurrence of Additional Term Loans, to elect by written notice to the Borrowers and the Administrative Agent to increase its Revolving Commitment and/or make Additional Term Loans (as the case may be) by a principal amount equal to its Pro Rata Share of the Additional Revolving Commitment Amount or Additional Term Loans. No existing Lender (or any successor thereto) shall have the right (unless an increase in the Aggregate Revolving Commitments and/or the making of Additional Term Loans is requested by the Borrowers pursuant to this Section) or the obligation to increase its Revolving Commitment, to make Additional Term Loans or to increase its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase it Revolving Commitment or make Additional Term Loans (as the case may be) shall be made in its sole discretion independently from any other Lender. If any Lender shall fail to notify the Borrowers and the Administrative Agent in writing regarding whether it will increase its Revolving Commitment or make Additional Term Loans (as the case may be) within 10 days after receipt of such notice from the Administrative Agent, such Lender shall be deemed to have declined to increase its Revolving Commitment or to make Additional Term Loans (as the case may be).
     (g) Section 5.10 of the Credit Agreement is hereby amended by adding the following to the end of such section:

     “The Borrowers will use the proceeds of the Additional Term Loans as follows: (a) $30,000,000 of the Additional Term Loans shall be used by the Borrowers to fund contributions to their underfunded defined benefit pension plans on or before December 31, 2010 and (b) the remaining $20,000,000 of the Additional Term Loans shall be used by the Borrowers to fund contributions to their underfunded defined benefit pension plans on or before January 31, 2011.”
     (h) Section 6.1 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:
     “Section 6.1 Leverage Ratio. Crawford will not permit the Leverage Ratio, as at the end of each fiscal quarter of Crawford set forth below, to exceed the ratio set forth opposite such period:

Period	Ratio
Closing Date through and including September 30, 2007	4.25 to 1.00
December 31, 2007 through and including September 30, 2008	3.50 to 1.00
December 31, 2008 through and including September 30, 2009	3.00 to 1.00
December 31, 2009 through and including September 30, 2010	3.25 to 1.00
December 31, 2010 through and including March 31, 2012	3.50 to 1.00
June 30, 2012 through and including December 31, 2012	3.00 to 1.00
March 31, 2013 and thereafter	2.50 to 1.00”
     (i) Section 7.5(a)(iii) of the Credit Agreement is hereby amended by deleting the reference to “2.75 to 1.00” in such section and substituting in lieu thereof “3.25 to 1.00”.
     (j) Section 7.10 of the Credit Agreement is hereby amended by deleting the reference to “$50,000,000” at the end of section and substituting in lieu thereof “100,000,000”.
     Section 3. Conditions Precedent. The effectiveness of this Amendment is subject to the Administrative Agent’s receipt of each of the following, each in form and substance satisfactory to the Administrative Agent:
     (i) This Amendment duly executed and delivered by the Borrowers, the Required Lenders, the Funding Lenders and the Administrative Agent;
     (ii) A Reaffirmation of Obligations under Loan Documents (the “Reaffirmation”) duly executed by the Borrowers and each other Loan Party, in the form of Exhibit B attached hereto;

     (iii) certified copies of resolutions of the board of directors (or equivalent thereof) of each Loan Party approving the execution, delivery and performance of this Amendment, the Reaffirmation and the other documents to be executed in connection herewith;
     (iv) a favorable opinion of Jones Day, counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders and addressing such other matters as the Administrative Agent may reasonably request;
     (v) Evidence that an amendment fee in the amount of (i) 0.25% of each Consenting Lender’s Revolving Commitment and (ii) 0.25% of the principal amount of Term Loans held by each Consenting Lender has been paid to the Administrative Agent for distribution to those Consenting Lenders for whom the Administrative Agent (or its counsel) shall have received an executed signature page from such Consenting Lender (without condition or restriction) on or before 5:00 p.m. EDT on December 9, 2010;
     (vi) Evidence that all fees and expenses payable to the Administrative Agent (including the out-of-pocket fees and reasonable expenses of counsel to the Administrative Agent) and the Arranger in connection with this Amendment have been paid;
     (vii) A certificate, dated the date on which this Amendment becomes effective and signed by a Responsible Officer of Crawford in the form of Exhibit C attached hereto;
     (viii) (x) An amendment of the Deed to Secure Debt (the “Deed to Secure Debt”) in favor of the Administrative Agent for the benefit of the Lenders encumbering the real property owned by Crawford and located in Tucker, Georgia and (y) an update to the Lender’s title policy insuring the Deed to Secure Debt and any and all endorsements thereto as reasonably required by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent; and
     (ix) Such other documents as the Administrative Agent, on behalf of the Lenders, may reasonably request.
     Section 4. Representations. Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
     (a) Authorization. Each Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of each Borrower and each of this Amendment and the Credit Agreement, as is amended by this Amendment, is a legal, valid and binding obligation of such Borrower enforceable against such Borrower, in accordance with its respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.
     (b) Compliance with Laws, etc. The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any government action or violate any applicable law relating to either Borrower; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of either Borrower, or any indenture, agreement or other instrument to which either Borrower is a party or by which they or any of their properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by either Borrower.
     (c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.
     (d) No Impairment of Liens. The execution, delivery, performance and effectiveness of this Amendment will not: (a) impair the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred, and (b) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.
     Section 5. Reaffirmation of Representations by Borrowers. Each Borrower hereby repeats and reaffirms all representations and warranties made by such Borrower to the Administrative Agent and the Lenders in the Credit Agreement and the other Loan Documents to which it is a party on and as of the date hereof (except with respect to such representations and warranties that reference a specific date, in which case the Borrowers confirm that such representations and warranties were true and correct in all material respects as of such specific date) after giving effect to this Amendment with the same force and effect as if such representations and warranties were set forth in this Amendment in full.
     Section 6. Release. In consideration of the amendments contained herein, the Borrowers hereby waive and release each of the Lenders, the Administrative Agent and the Issuing Bank from any and all claims and defenses, known or unknown as of the date hereof, with respect to the Credit Agreement and the other Loan Documents and the transactions contemplated thereby.
     Section 7. Effect; Ratification.
     (a) Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and continue to be in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein. The Credit Agreement is hereby ratified and confirmed in all respects. Each reference to the Credit Agreement in any of the Loan Documents

(including the Credit Agreement) shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment.
     (b) Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents, or constitute a course of conduct or dealing among the parties. The Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents.
     (c) Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection, priority or continuation of the security interests in, security titles to or other Liens on any collateral (including the Collateral) securing the Obligations.
     (d) This Amendment constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
     (e) This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or by email in Adobe “.pdf” format shall be effective as delivery of a manually executed counterpart hereof.
     Section 8. Further Assurances. The Borrowers agree to, and to cause any Loan Party to, take all further actions and execute such other documents and instruments as the Administrative Agent may from time to time reasonably request to carry out the transactions contemplated by this Amendment, the Loan Documents and all other agreements executed and delivered in connection herewith.
     Section 9. Miscellaneous. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     Section 10. Severability. In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     Section 11. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.
     Section 12. Roles. It is agreed that SunTrust Robinson Humphrey, Inc. is and will be acting as sole lead arranger and bookrunner for the Additional Term Loans.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to Credit Agreement to be duly executed as of the date first above written.

BORROWERS CRAWFORD & COMPANY
By:	/s/ Joseph R. Caporaso
	Name:	Joseph R. Caporaso
	Title:	Senior Vice President and Treasurer

CRAWFORD & COMPANY INTERNATIONAL, INC.
By:	/s/ Joseph R. Caporaso
	Name:	Joseph R. Caporaso
	Title:	Vice President and Treasurer

[Signatures Continued on Following Pages]

[Signature page to Sixth Amendment to Credit Agreement
for Crawford & Company and Crawford & Company International, Inc.]

LENDERS SUNTRUST BANK, as Administrative Agent, Issuing Bank, as Swingline Lender and as a Lender
By:	/s/ David A. Bennett
	Name:	David A. Bennett
	Title:	Vice President

[Signatures Continued on Following Pages]

[Form of Signature page for Consenting [and Funding] Lenders to Sixth Amendment to Credit Agreement
for Crawford & Company and Crawford & Company International, Inc.]

, as a Consenting Lender [and a Funding Lender]
By:
Name:
Title:

EXHIBITS AND SCHEDULE
Exhibit A	—	Form of Notice of Borrowing of Additional Term Loans

Exhibit B	—	Reaffirmation of Obligations Under Loan Documents

Exhibit C	—	Form of Officer’s Certificate

Schedule I	—	Additional Term Loan Allocations